Exhibit 99

INFORMATION
.

 For Immediate Release
April 16, 2009
Contact: 513.271.3700
 John A. Kraeutler
                                                                                                                                                                Melissa A. Lueke

MERIDIAN BIOSCIENCE REPORTS RECORD SECOND QUARTER
AND SIX MONTHS OPERATING RESULTS, DECLARES REGULAR CASH
DIVIDEND, AND REVISES DOWNWARD FISCAL 2009 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported second quarter and six months net sales of $33.3 million and $67.6 million, respectively, decreases of 8% and 4% compared to the same periods of the prior fiscal year;
•	reported second quarter and six months operating income of $11.0 million and $23.2 million, increases of 2% and 6% compared to the same periods of the prior fiscal year;
•	reported second quarter net earnings of $7.3 million, a decrease of 1% compared to the same period of the prior fiscal year;
•	reported six months net earnings of $15.3 million, an increase of 4% over the same period of the prior fiscal year;
•	reported second quarter and six months diluted per share earnings of $0.18 and $0.37, respectively, increases of 0% and 3% over the same periods of the prior fiscal year;
•	revised downward its fiscal 2009 guidance of per share diluted earnings to $0.77 to $0.81 on net sales of $140 million to $144 million; and
•	declared a regular quarterly cash dividend of $0.17 per share (indicated annual rate of $0.68 per share), a 21% higher regular quarterly rate compared to the prior fiscal year.

FINANCIAL HIGHLIGHTS
In Thousands, Except per Share Data

	Three Months Ended March 31			Six Months Ended March 31
	2009	2008	Change	2009	2008	Change
Net Sales	$33,280	$36,249	(8)%	$67,573	$70,096	(4)%
Operating Income	11,005	10,738	2%	23,163	21,931	6%
Net Earnings	7,251	7,299	(1)%	15,327	14,755	4%
Diluted Earnings per Share	$0.18	$0.18	0%	$0.37	$0.36	3%

Cash and Equivalents	$48,306	$45,016
Working Capital	87,220	78,055
Shareholders’ Equity	131,943	121,770
Total Assets	145,628	140,712

SECOND QUARTER RESULTS

Net sales for the second fiscal quarter ended March 31, 2009, were $33.3 million as compared to $36.2 million for the same period of the prior fiscal year, a decrease of 8%. Net earnings for the second quarter of fiscal 2009 were $7.3 million or $0.18 per diluted share, down 1% and 0%, respectively from the second quarter of fiscal 2008.  Diluted common shares outstanding for the second quarters of fiscal 2009 and 2008 were 41,133,000 and 41,038,000, respectively.

YEAR-TO-DATE RESULTS

Net sales for the six months ended March 31, 2009, were $67.6 million as compared to $70.1 million for the same period of the prior fiscal year, a decrease of 4%.  Net earnings for the six months ended March 31, 2009, were $15.3 million, or $0.37 per diluted share, up 4% and 3%, respectively, over the same period of fiscal 2008. Diluted common shares outstanding for the six months of fiscal 2009 and 2008 were 41,128,000 and 41,002,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.17 per share for the second quarter ended March 31, 2009.  The dividend is of record April 25, 2009, and payable May 5, 2009.  This is an annual indicated cash dividend rate of $0.68 per share, representing a 21% increase over the fiscal 2008 rate of $0.56 per share.

FISCAL 2009 GUIDANCE REVISED DOWNWARD

For the fiscal year ending September 30, 2009, management expects net sales to be in the range of $140 million to $144 million and per share diluted earnings to be between $0.77 and $0.81.  Previous guidance called for net sales to be between $151 million and $156 million and per share diluted earnings to be between $0.86 and $0.90. The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2009.

FINANCIAL CONDITION

The Company’s financial condition is sound. At March 31, 2009, current assets were $99.6 million, compared to current liabilities of $12.4 million, thereby producing working capital of $87.2 million and a current ratio of 8.0. Cash and equivalents on hand were $48.3 million and the Company had 100% of its borrowing capacity available under its $30,000,000 commercial bank credit facility. The Company has no debt obligations outstanding.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience for the interim periods of fiscal 2009 and fiscal 2008.

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
Net sales	$33,280	$36,249	$67,573	$70,096
Cost of goods sold	12,306	15,134	23,255	27,229
Gross profit	20,974	21,115	44,318	42,867

Operating expenses
Research and development	2,339	1,514	4,403	3,050
Selling and marketing	3,975	4,548	8,942	9,238
General and administrative	3,655	4,315	7,810	8,648
Total operating expenses	9,969	10,377	21,155	20,936

Operating income	11,005	10,738	23,163	21,931
Other income (expense)	160	449	274	824
Earnings before income taxes	11,165	11,187	23,437	22,755
Provision for income taxes	3,914	3,888	8,110	8,000
Net earnings	$7,251	$7,299	$15,327	$14,755

Basic earnings per common share	$0.18	$0.18	$0.38	$0.37
Basic common shares – weighted average outstanding	40,385	40,070	40,349	39,990

Diluted earnings per common share	$0.18	$0.18	$0.37	$0.36
Diluted common shares – weighted average outstanding	41,133	41,038	41,128	41,002

SEGMENT DATA
In Thousands

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2009 and fiscal 2008.

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008
Net sales (third-party)
U.S. Diagnostics	$21,461	$23,253	$44,946	$45,472
European Diagnostics	6,599	7,594	12,270	13,693
Life Science	5,220	5,402	10,357	10,931
	$33,280	$36,249	$67,573	$70,096
Operating Income
U.S. Diagnostics	8,288	$8,747	$18,675	$17,778
European Diagnostics	1,255	1,592	2,105	2,751
Life Science	1,375	352	2,222	1,343
Eliminations	87	47	161	59
	$11,005	$10,738	$23,163	$21,931

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, stated, “The second quarter was impacted by a series of factors that offset the growth of our core diagnostic product lines.  Upper respiratory disease experienced its weakest season in the past five years, especially with regard to our sales of rapid tests for influenza which declined approximately $3 million from the prior period.  Excluding respiratory testing revenues, our US Diagnostic unit sales grew 9% for the quarter, 12% for the six month period.  C. difficile and H. pylori growth rates exceeded the prior period rates and are expected to continue on their double-digit pace.  In addition, our European business unit lagged due to general weakness in that market plus incurring the negative effects of a weaker Euro. With regard to Life Science, we were encouraged by strong positive sales (+8%) and income growth of approximately $0.5 million coming from our Tennessee facility as we improved our operating efficiency and saw renewed orders for viral proteins.  However, the balance of our Life Science business experienced general weakness as customers reduced inventories and delayed shipments.

Our intentions during these challenging economic times have not changed.  We believe that demand from our clinical lab customers has continued to be good and that any inventory rebalancing concerns will work their way through the system.  We are maintaining our focus on new product development and we have increased our investments to support the near-term introduction of new products, including our first molecular test, ILLUMIgene™ C. difficile, to be introduced later this year.  During the quarter, we launched Premier™ Campy, a two hour stool pathogen test as a companion to our successful E. coli product line and, later this year we plan to introduce a 10 minute test version for Campylobacter as well.

We have built a solid and efficient business based upon new product innovation and operating excellence.  Our balance sheet and cash flow are robust and we remain focused on innovation and improved sales in our global markets."

William J. Motto, Executive Chairman, commented, “Given the tremendous economic crosscurrents and uncertainty that have beset the business community in recent months, I am pleased with Meridian’s operating results during the second quarter and first half of fiscal 2009.  In the face of lower sales, due primarily to a very weak flu season and customer inventory reductions, our operating income increased two percent driven by higher gross profit margins.  For the six months ended March 31, 2009, operating income is 6% higher than the same period one year earlier.  Overall, fiscal 2009 will be a good but not great year for Meridian and we have scaled back our sales and earnings guidance to reflect the reality of the domestic and world economic landscape. Our cash flow is strong and easily supports our working capital, capital expenditures, and cash dividend requirements.  In times like this, we will continue to seek operating efficiencies, pay close attention to control of costs, and preserve our highly liquid and strong balance sheet.  We believe investors place a high value on our liberal cash dividend policy and conservatively capitalized financial position.  Also, we continue to evaluate potential acquisition opportunities, but steadfastly resist overpaying for new businesses as we follow a well disciplined approach to externally generated growth.  Fiscal 2009 will be a transition year as we continue to report record to near record operating results and introduce new products and enter new markets that will drive growth during fiscal 2010 and beyond.  We are excited about entering the molecular testing market with our new platform.  Our first product using this technology will be released later this fiscal year.”

Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate can change expected results, as well as adverse trends in buying patterns from customers.  Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can also change expected results.  One of Meridian's main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian's operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company which are incorporated by reference into this press release.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment.  The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO.  Meridian's website address is www.meridianbioscience.com.

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